Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - October 27, 2023) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2023.
3rd Quarter 2023 Summary

•Net sales of $575.8 million, a 17% increase compared to the third quarter of 2022
•Unit shipments of 12.6 million, a 10% increase compared to the third quarter of 2022
•Gross profit margin of 33.2%, an increase of 340 basis points from the third quarter of 2022
•Income from operations of $122.4 million, a 41% increase compared to the third quarter of 2022
•Net income of $104.7 million, a 44% increase compared to the third quarter of 2022
•Earnings per diluted share of $0.45 for the quarter, a 45% increase compared to the third quarter of 2022

    For the third quarter of 2023, the Company reported net sales of $575.8 million, compared to net sales of $493.6 million in the third quarter of 2022, a 17% quarter over quarter increase. For the third quarter of 2023, global light vehicle production in North America, Europe, Japan/Korea, and China increased approximately 5%, compared to the third quarter of 2022. "While the last few years have been negatively impacted by labor and supply chain issues that limited our ability to meet customer demand, the last several quarters have improved significantly. The growth in the third quarter of 2023 is a continuation of the unit and content growth we experienced during the first half of this year, and is indicative of the success of our technology platforms, including the launch rates and increased take rates of our Full Display Mirror products,” said President and CEO, Steve Downing. "In terms of performance metrics, our unit growth in the third quarter outperformed the underlying market by 5%, while our revenue beat the market by 12%,” commented Downing.
For the third quarter of 2023, the gross margin was 33.2%, compared to a gross margin of 29.8% for the third quarter of 2022. The third quarter of 2023 gross margin increased by 340 basis points on a quarter over quarter basis as a result of the higher sales levels, improvements in freight and tariff related costs, cost recoveries and price increases from customers, and improvements in product mix. However,

Exhibit 99.1
some of these improvements were partially offset by increased raw material costs, labor costs, and scrap and yield loss increases as compared to the third quarter of 2022. When compared to the second quarter of 2023, the gross margin in the third quarter of 2023 improved from 33.1% to 33.2%. "We continue to make progress on our margin recovery plan that we estimated would take until the end of 2024 to complete. In the six months following the close of the first quarter of 2023, we have seen gross margins expand 150 basis points, as the gross margin grew from 31.7% during the first quarter of 2023 to 33.2% in the third quarter,” commented Downing. “Obviously, I am very pleased with the progress made so far in calendar year 2023, but we still have an incredible amount of work to do in the fourth quarter of this year and in 2024 in order to accomplish our goal of achieving a gross margin of 35% - 36% by the end of next year. Our focus for the next 18 months will be on achieving improvements in our material costs and supply chain expenses, but will also include targeted improvements in our operations by increasing throughput, lowering scrap and yield loss, and reducing overtime expenses.”
Operating expenses during the third quarter of 2023 increased by 14% to $69.0 million, compared to operating expenses of $60.4 million in the third quarter of 2022. Operating expenses increased quarter over quarter primarily due to staffing and engineering related professional fees, which were partially offset by lower outbound freight expenses. “Our operating expenses are trending in line with our expectations, with increases primarily focused on R&D, as we continue to add technical capabilities and bandwidth to support the increased level of launch activities, while also continuing to expand our research into new technologies. The amount of work that our team has accomplished in our advanced research areas is promising and will ultimately lay the ground work for growth in future years. R&D expenses are expected to continue at an elevated pace for the rest of this year and throughout calendar year 2024, as we invest in innovative products and technologies, new business awards, and VA/VE initiatives for cost optimization of our bill of materials,” said Downing.
    Income from operations for the third quarter of 2023 was $122.4 million, a 41% increase when compared to income from operations of $86.8 million for the third quarter of 2022.
During the third quarter of 2023, the Company had an effective tax rate of 15.9%, which was primarily driven by the benefit of the foreign derived intangible income deduction.

Exhibit 99.1
Net income for the third quarter of 2023 was $104.7 million, compared to net income of $72.7 million for the third quarter of 2022, which represents a 44% increase. The increase in net income was primarily the result of the quarter over quarter increases in net sales and operating profits.
Earnings per diluted share for the third quarter of 2023 were $0.45, a 45% increase compared to earnings per diluted share of $0.31 for the third quarter of 2022.
    Automotive net sales in the third quarter of 2023 were $564.5 million, a 17% increase compared with $480.9 million in the third quarter of 2022. Auto-dimming mirror unit shipments increased 10% during the third quarter of 2023, compared to the third quarter of 2022.
    Other net sales in the third quarter of 2023, which includes dimmable aircraft windows and fire protection products, were $11.3 million, compared to other net sales of $12.7 million in the third quarter of 2022. Fire protection sales decreased by $5.3 million for the third quarter of 2023, compared to the third quarter of 2022. Dimmable aircraft window sales increased by $4.0 million for the third quarter of 2023, compared to the third quarter of 2022.
Share Repurchases
During the third quarter of 2023, the Company repurchased 0.8 million shares of its common stock at an average price of $32.41 per share. As of September 30, 2023, the Company has approximately 18.0 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the fourth quarter of 2023, and full years 2023 and 2024, are based on the mid-October 2023 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets is expected to increase 4% for the fourth quarter of 2023, as compared to light vehicle production for the fourth quarter of 2022. For calendar year 2023, light vehicle production in these markets is forecasted to increase 9%, compared to calendar year 2022. Fourth quarter 2023 and calendar years 2023 and 2024

Exhibit 99.1
forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-October light vehicle production forecast)
(in Millions)
Region	Q4 2023	Q4 2022	% Change	Calendar Year 2024	Calendar Year 2023	Calendar Year 2022	2024 vs 2023 % Change	2023 vs 2022 % Change
North America	3.24	3.55	(9)%	16.29	15.20	14.30	7%	6%
Europe	4.58	4.32	6%	17.44	17.71	15.83	(2)%	12%
Japan and Korea	3.32	3.12	6%	12.14	12.69	11.14	(4)%	14%
China	7.85	7.27	8%	28.05	27.89	26.40	1%	6%
Total Light Vehicle Production	18.99	18.26	4%	73.92	73.49	67.67	1%	9%

Based on this light vehicle production forecast, the Company is updating certain previously provided guidance estimates for calendar year 2023 as shown in the table below.

2023 Annual Guidance
Item	Guidance as of 7/28//23	Updated Guidance 10/27//23
Revenue	$2.2 - $2.3 billion	No change
Gross Margin	32.5% - 33%	No change
Operating Expenses	$260 -$270 million	No change
Tax Rate	15% - 16%	15% - 15.5%
Capital Expenditures	$200 - $225 million	$200 - $215 million
Depreciation & Amortization	$100 - $110 million	$95 -$100 million

Additionally, based on the Company’s current forecasts for light vehicle production for calendar year 2024, which is currently estimated to increase by 1% as compared to 2023, the Company expects calendar year 2024 revenue of approximately $2.45 - $2.55 billion.
"The Company is on pace for record setting revenue this year which has been aided by tailwinds from the relief of the supply chain constraints, along with strong demand for outside mirrors and advanced electronic features. Our outgrowth versus the market demonstrates that our product strategy is succeeding with our customers and consumers. At the same time, progress on the path toward improved profitability continues, as we execute the additional cost improvement initiatives that will enable us to accomplish our plan of reaching a 35-36% gross margin range by the end of 2024. While gross margin improvements have continued throughout 2023, the sequential gross margin improvement from the second quarter to the third quarter of this year was subdued by certain product mix issues that will

Exhibit 99.1
hopefully subside as we move into the fourth quarter and next year. The fourth quarter will likely be impacted by the UAW strikes from both a revenue and margin perspective, but we remain confident in our ability to continue to grow revenue, while improving our margin profile throughout the end of this year and into 2024,” concluded Downing.

Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely," “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff

Exhibit 99.1
rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; and the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include the impacts of the UAW strikes and COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of October 16, 2023 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
    The Company will host a conference call related to this news release and it will simulcast beginning at 9:30 a.m. ET, October 27, 2023. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BIb1d8aa6b9c82405daa317d1647f7862e to receive the dial-in numbers and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/ig4zn4os. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.

Exhibit 99.1
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
North American Interior Mirrors	2,366	2,156	10%	7,192	6,444	12%
North American Exterior Mirrors	1,614	1,602	1%	5,033	4,532	11%
Total North American Mirror Units	3,980	3,758	6%	12,224	10,976	11%
International Interior Mirrors	5,709	5,287	8%	17,100	15,282	12%
International Exterior Mirrors	2,915	2,444	19%	8,918	6,926	29%
Total International Mirror Units	8,624	7,731	12%	26,018	22,208	17%
Total Interior Mirrors	8,076	7,443	9%	24,292	21,727	12%
Total Exterior Mirrors	4,529	4,046	12%	13,950	11,457	22%
Total Auto-Dimming Mirror Units	12,604	11,489	10%	38,242	33,184	15%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales	$575,848,490	$493,636,695	$1,710,082,647	$1,425,310,472

Cost of Goods Sold	384,407,857	346,435,670	1,150,821,744	969,330,474
Gross Profit	191,440,633	147,201,025	559,260,903	455,979,998

Engineering, Research & Development	40,197,517	33,541,331	112,825,054	98,373,737
Selling, General & Administrative	28,826,587	26,868,154	83,479,285	81,717,848
Operating Expenses	69,024,104	60,409,485	196,304,339	180,091,585

Income from Operations	122,416,529	86,791,540	362,956,564	275,888,413

Other Income	2,063,632	(629,187)	6,122,483	(1,622,667)
Income before Income Taxes	124,480,161	86,162,353	369,079,047	274,265,746

Provision for Income Taxes	19,754,749	13,506,358	57,619,971	41,676,723

Net Income	$104,725,412	$72,655,995	$311,459,076	$232,589,023

Earnings Per Share(1)
Basic	$0.45	$0.31	$1.33	$0.99
Diluted	$0.45	$0.31	$1.33	$0.99

Cash Dividends Declared per Share	$0.120	$0.120	$0.360	$0.360

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2023	December 31, 2022
ASSETS
Cash and Cash Equivalents	$260,633,625	$214,754,638
Restricted Cash	—	4,000,000
Short-Term Investments	17,464,830	23,007,385
Accounts Receivable, net	351,142,147	276,493,752
Inventories	395,452,780	404,360,270
Other Current Assets	30,758,445	26,036,331
Total Current Assets	1,055,451,827	948,652,376

Plant and Equipment - Net	606,180,738	550,033,036

Goodwill	313,157,393	313,807,494
Long-Term Investments	272,615,535	202,331,983
Intangible Assets, net	204,885,910	219,360,910
Patents and Other Assets, net	106,027,435	93,044,125
Total Other Assets	896,686,273	828,544,512

Total Assets	$2,558,318,838	$2,327,229,924

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$274,405,503	$250,552,752
Other Non-current Liabilities	15,459,528	10,884,351
Shareholders' Investment	2,268,453,807	2,065,792,821
Total Liabilities & Shareholders' Investment	$2,558,318,838	$2,327,229,924